Exhibit 99.1

FOR RELEASE AT 3:00 PM CST

Contact:  Pat Hansen
Senior Vice President and
Chief Financial Officer
414-247-3435
www.strattec.com

STRATTEC SECURITY CORPORATION

REPORTS FISCAL 2022 FOURTH QUARTER AND

 FULL YEAR OPERATING RESULTS

Milwaukee, Wisconsin – August 11, 2022 -- STRATTEC SECURITY CORPORATION (NASDAQ:STRT) today reported operating results for the fiscal fourth quarter and full year ended July 3, 2022. The comparative current year fourth quarter operating results were negatively impacted by higher costs for raw materials and purchased components in our manufacturing operations, reductions in output at some of our OEM customers’ assembly plants and the COVID-19 virus that temporarily shut down our VAST China operations which is further described in this press release.

Fourth Quarter Overview

Net sales for the Company’s fourth quarter ended July 3, 2022 were $123.1 million, compared to net sales of $110.1 million for the fourth quarter ended June 27, 2021.  The 2022 fiscal fourth quarter was a 14 week period while fiscal 2021’s fourth quarter was the typical 13 week period. The impact of the additional week of customer shipments during the current year quarter increased net sales by approximately $7.4 million over the prior year quarter. Net income for the current year quarterly period was $391,000, compared to net income of $2.9 million in the prior year fourth quarter.  Diluted earnings per share for the current year quarterly period were $0.10 compared to diluted earnings per share of $0.75 in the prior year quarter.  Despite higher sales levels in the current year quarter versus the prior year quarter, as noted above, our net income and diluted earnings per share were adversely impacted by higher costs for raw materials and purchased components in the current year quarter.

Full Year Earnings Overview

For the year ended July 3, 2022, the Company’s net sales were $452.3 million compared to net sales of $485.3 million in the prior year period. Net income during the current year was $7.0 million compared to net income of $22.5 million in the prior year period.  Diluted earnings per share were $1.80 for the year ended July 3, 2022 compared to diluted earnings per share of $5.85 during the prior year ended June 27, 2021.

Discussion of Quarterly Results

Net sales to each of our customers or customer groups in the current year quarter and prior year quarter were as follows (in thousands):

	Three Months Ended
	July 3, 2022	June 27, 2021

General Motors Company	$38,633	$35,225
Stellantis / Fiat Chrysler Automobiles	20,598	15,710
Ford Motor Company	21,808	13,314
Tier 1 Customers	16,443	13,332
Commercial and Other OEM Customers	14,901	18,689
Hyundai / Kia	10,690	13,787
TOTAL	$123,073	$110,057

As mentioned previously, the current year quarter sales had one additional week of sales in comparison to the prior year quarter that totaled $7.4 million. Notwithstanding that extra week of sales, the global semiconductor chip shortage and adverse issues impacting the availability of other raw materials and component parts arising from the Coronavirus (COVID-19) pandemic continue to adversely impact our OEM customers’ output at their assembly plants, thereby reducing our potential sales.

Sales to General Motors in the current year quarter increased in comparison to the prior year quarter due to higher production volumes on the Chevrolet Silverado power tailgate and increased sales from several lock set product platforms with General Motors. Sales to Stellantis / Fiat Chrysler Automobiles increased in the current year quarter compared to the prior year quarter due to higher volumes on the Chrysler Pacifica for which we supply power sliding door components and other access control products.  Sales to Ford Motor Company increased in the current year quarter compared to the prior year quarter due to higher production volumes on our lock set product platforms with Ford and increased production for the F-150 pick-up truck for which we supply power tailgate components. Sales to Tier 1 Customers increased in the current year quarter compared to the prior year quarter due to increased volumes on sales of our door handle product.  Sales to Commercial and Other OEM Customers during the current year quarter decreased in comparison to the prior year quarter mainly due to decreases in our Aftermarket service keys business between quarters. These Commercial and Other OEM Customers, along with Tier1 Customers, primarily represent purchasers of vehicle access control products, such as latches, key fobs, driver controls, steering column locks and door handles that we have developed to complement our historic core business of locks and keys. Sales to Hyundai / Kia were lower in the current year quarter compared to the prior year quarter due to lower production volumes on the Kia Carnival and Hyundai Starex minivans for which we supply primarily power sliding door components.

Gross profit margins were 11.3 percent in the current year quarter compared to 13.9 percent in the prior year quarter.  The decrease in gross profit margin in the current year quarter compared to the prior year quarter was primarily attributed to higher costs for production materials that impacted the gross profit margin by 340 basis points and the mandatory minimum wage increase enacted by the Mexican Government effective January 1, 2022. Partially offsetting the decreased gross profit margins between periods were improved manufacturing efficiencies both at our Milwaukee and Mexico production facilities, despite the ongoing supply chain disruptions described above, and lower expense provisions for accrual of bonuses under our incentive bonus plans.

Engineering, Selling and Administrative expenses overall were $12.4 million in the current year quarter and $11.2 million in the prior year quarter. As a percent of net sales in the current year quarter (14 weeks) these expenses were 10.1% percent compared to 10.2% in the prior year quarter (13 weeks).

Included in Other Income, Net in the current year quarter compared to the prior year quarter were the following items (in thousands of dollars):

	July 3, 2022	June 27, 2021

Equity (Loss) Earnings of VAST LLC Joint Venture	$(760)	$716
(Loss) Gain on Rabbi Trust Assets	(243)	393
Net Foreign Currency Realized and
Unrealized Transaction Gain (Loss)	358	(231)
Other (Expense) Income	(12)	(156)
	$(657)	$722

The net loss at VAST LLC during the current year quarter related primarily to our VAST China operations being temporarily shut down due to COVID -19 restrictions enacted by the Chinese Government.

Frank Krejci, President & CEO commented: “We have dealt well with the things we could control.  Unfortunately for our bottom line, there were significant factors which were out of our control like supply chains limiting customer production and spikes in material cost which we were forced to absorb.  In addition, our operations in China were impacted by the aggressive shutdowns imposed by their government to combat the spread of COVID.

The negative impacts were reduced significantly through our cost controls and implementation of efficiency improvements.  Those improvements are beginning to benefit us today and many will have a continuing long-term positive impact.  Strategically, with our strong balance sheet, we have been able to make a significant investment in inventory levels to dampen problems from supply chain issues. Our financial position also allows us to focus on long-term decisions like investing in new opportunities while still remaining ready to deal with current market uncertainties.

We see continuing growth of our award-winning designs for the power tailgates on the Chevrolet Silverado and the Ford F150 pick-up trucks.  As the Electric Vehicle market rapidly grows, we see opportunity for new product development as well as refined versions of much of our present product lines.  We are pleased with the acceptance of our new product by our customers and the new business that has been awarded to us over the last year.

As we complete our first month of a new fiscal year, we are encouraged by the higher production schedules from our customers and their press releases anticipating continuing improvement in the industry during the last half of calendar year 2022”.

STRATTEC designs, develops, manufactures and markets automotive Access Control Products including mechanical locks and keys, electronically enhanced locks and keys, steering column and instrument panel ignition lock housings, latches, power sliding side door systems, power lift gate systems, power deck lid systems, door handles and related products.  These products are provided to customers in North America, and on a global basis through a unique strategic relationship with WITTE Automotive of Velbert, Germany and ADAC Automotive of Grand Rapids, Michigan.  Under this relationship, STRATTEC, WITTE and ADAC market each company’s products to global customers under the “VAST Automotive Group” brand name.  STRATTEC’s history in the automotive business spans over 110 years.

Certain statements contained in this release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements may be identified by the use of forward-looking words or phrases such as “anticipate,” “believe,” “could,” “expect,” “intend,” “may,” “planned,” “potential,” “should,” “will,” and “would.”   Such forward-looking statements in this release are inherently subject to many uncertainties in the Company’s operations and business environment.  These uncertainties include general economic conditions, in particular, relating to the automotive industry, consumer demand for the Company’s and its customers’ products, competitive and technological developments, customer purchasing actions, changes in warranty provisions and customer product recall policies, work stoppages at the Company or at the location of its key customers as a result of labor disputes, foreign currency fluctuations, uncertainties stemming from U.S. trade policies, tariffs and reactions to same from foreign countries, the volume and scope of product returns or customer cost reimbursement actions, adverse business and operational issues resulting from the global supply chain disruptions, the semiconductor chip shortages and the coronavirus  pandemic, matters adversely impacting the timing and availability of material component parts and raw materials for the production of our products and the products of our customers and fluctuations in our costs of operation (including fluctuations in the cost of raw materials).  Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements.  The forward-looking statements made herein are only made as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances occurring after the date of this release.  In addition, such uncertainties and other operational matters are discussed further in the Company’s quarterly and annual filings with the Securities and Exchange Commission.

STRATTEC SECURITY CORPORATION
Condensed Results of Operations
(In Thousands except per share amounts)
(Unaudited)

	Fourth Quarter Ended		Years Ended
	July 3, 2022	June 27, 2021	July 3, 2022	June 27, 2021
Net Sales	$123,073	$110,057	$452,265	$485,295

Cost of Goods Sold	109,177	94,805	396,249	406,637

Gross Profit	13,896	15,252	56,016	78,658

Engineering, Selling & Administrative Expenses	12,436	11,200	47,119	44,743

Income from Operations	1,460	4,052	8,897	33,915

Interest Expense	(62)	(43)	(221)	(302)

Other (Expense) Income, Net	(657)	722	604	1,395

Income before Provision for Income Taxes and Non- Controlling Interest	741	4,731	9,280	35,008

Provision for Income Taxes	78	390	420	5,111

Net Income	663	4,341	8,860	29,897

Net Income Attributable to Non-Controlling Interest	272	1,415	1,828	7,365

Net Income Attributable to STRATTEC SECURITY CORPORATION	$391	$2,926	$7,032	$22,532

Net Income Per Share:
Basic	$0.10	$0.77	$1.82	$5.95
Diluted	$0.10	$0.75	$1.80	$5.85

Average Basic Shares Outstanding	3,876	3,805	3,861	3,788

Average Diluted Shares Outstanding	3,920	3,890	3,910	3,852

Other
Capital Expenditures	$4,781	$2,528	$14,188	$8,929
Depreciation	$4,655	$5,056	$19,379	$19,786

STRATTEC SECURITY CORPORATION
Condensed Balance Sheet Data
(In Thousands)

	July 3, 2022	June 27, 2021
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$8,774	$14,465
Receivables, net	75,827	69,902
Inventories, net	80,482	70,860
Other current assets	23,149	19,677
Total Current Assets	188,232	174,904
Investment in Joint Ventures	26,344	27,224
Other Long Term Assets	12,375	12,034
Property, Plant and Equipment, Net	91,729	96,401
	$318,680	$310,563

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts Payable	$43,950	$36,727
Other	37,525	40,845
Total Current Liabilities	81,475	77,572
Accrued Pension and Post Retirement Obligations	1,722	2,933
Borrowings Under Credit Facility	11,000	12,000
Other Long-term Liabilities	4,070	4,625
Shareholders’ Equity	343,103	334,058
Accumulated Other Comprehensive Loss	(18,657)	(16,797)
Less: Treasury Stock	(135,580)	(135,615)
Total STRATTEC SECURITY CORPORATION Shareholders’ Equity	188,866	181,646
Non-Controlling Interest	31,547	31,787
Total Shareholders’ Equity	220,413	213,433
	$318,680	$310,563

STRATTEC SECURITY CORPORATION
Condensed Cash Flow Statement Data
(In Thousands)
(Unaudited)

	Fourth Quarter Ended		Years Ended
	July 3, 2022	June 27, 2021	July 3, 2022	June 27, 2021
Cash Flows from Operating Activities:
Net Income	$663	$4,341	$8,860	$29,897
Adjustment to Reconcile Net Income to Cash (Used In) Provided By Operating Activities:
Equity Loss (Earnings) in Joint Ventures	760	(716)	(181)	(2,560)
Depreciation	4,655	5,056	19,379	19,786
Foreign Currency Transaction (Gain) Loss	(313)	519	(237)	2,445
Unrealized Loss (Gain) on Peso
Forward Contracts	116	(211)	(384)	(723)
Stock Based Compensation Expense	267	197	1,140	972
Loss on disposition of property, plant & equipment	39	-	192	1,421
Deferred Income taxes	(1,981)	1,473	(1,981)	1,473
Change in Operating Assets/Liabilities	(5,677)	(1,087)	(16,837)	(18,099)
Other, net	124	182	485	538

Net Cash (Used In) Provided By Operating Activities	(1,347)	9,754	10,436	35,150

Cash Flows from Investing Activities:
Investment in Joint Ventures	(75)	-	(150)	(100)
Additions to Property, Plant and Equipment	(4,781)	(2,528)	(14,188)	(8,929)
Other	5	-	5	8
Net Cash Used in Investing Activities	(4,851)	(2,528)	(14,333)	(9,021)

Cash Flows from Financing Activities:
Borrowings Under Credit Facility	2,000	-	13,000	-
Repayment of Borrowings Under Credit Facility	(3,000)	(4,000)	(14,000)	(23,000)
Dividends Paid to Non-Controlling
Interests of Subsidiaries	(600)	-	(1,800)	(490)
Exercise of Stock Options and
Employee Stock Purchases	24	19	908	604

Net Cash Used In Financing Activities	(1,576)	(3,981)	(1,892)	(22,886)

Effect of Foreign Currency Fluctuations on Cash	89	(115)	98	(552)

Net (Decrease) Increase in Cash & Cash Equivalents	(7,685)	3,130	(5,691)	2,691

Cash and Cash Equivalents:
Beginning of Period	16,459	11,335	14,465	11,774
End of Period	$8,774	$14,465	$8,774	$14,465